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This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated March 11, 1996 and the Letter of Transmittal which are applicable to the Shares tendered. Capitalized terms not defined in this announcement have the respective meanings ascribed to such terms in the Offer to Purchase. The Company is not aware of any jurisdiction in which the making of the Offer is prohibited by administrative or judicial action pursuant to a valid state statute. If the Company becomes aware of any valid state statute prohibiting the making of the Offer, the Company will make a good faith effort to comply with such statute. If, after such good faith effort, the Company cannot comply with such statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Shares in such state. In those jurisdictions whose securities, blue sky or other laws require the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by Legg Mason Wood Walker, Incorporated as Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

                                   NOTICE BY

                                 PG ENERGY INC.

                                    FORMERLY

                       PENNSYLVANIA GAS AND WATER COMPANY

                              TO PURCHASE FOR CASH
                    ANY AND ALL OF THE OUTSTANDING SHARES OF
                  THE FOLLOWING SERIES OF ITS PREFERRED STOCK

Title of Series of Preferred          Outstanding Shares     Purchase Price (per Share)        Trading Symbol
----------------------------          ------------------     --------------------------        --------------
9% Depositary Preferred Shares            1,000,000                  $27.00                        PGWCZ
4.10% Cumulative Preferred Stock           100,000                   $50.00                        PGWCP


     PG Energy Inc., a Pennsylvania corporation formerly known as Pennsylvania Gas and Water Company (the "Company"), invites the holders of each series of preferred stock described above (each a "Series of Preferred") to tender any or all of their shares of a Series of Preferred (the "Shares") to the Company for purchase at the purchase price set forth above for the Series of Preferred tendered, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 11, 1996 (the "Offer to Purchase") and in the Letter of Transmittal for the Shares tendered (the "Letter of Transmittal"). As to each Series of Preferred, the Offer to Purchase, together with the applicable Letter of Transmittal, constitutes the "Offer".

The Offer is not conditioned upon any minimum number of Shares being tendered.

     THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS SET FORTH IN THE OFFER TO PURCHASE.

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     THE OFFER AND  WITHDRAWAL  RIGHTS  EXPIRE AT 5:00 P.M.,  NEW YORK CITY
     TIME, ON MONDAY, APRIL 8, 1996, UNLESS THE OFFER IS EXTENDED.
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     Such time and date,  or the  latest  time and date as to which the Offer is extended with respect to either Series of Preferred, is referred to herein as the "Expiration Date." The Company will give oral or written notice of any extension to the Depositary and make a public announcement thereof.

     THE OFFER FOR A SERIES OF PREFERRED IS INDEPENDENT OF THE OFFER FOR THE OTHER SERIES OF PREFERRED.

     Neither the Company nor any of its directors or executive officers makes any recommendation to stockholders as to whether to tender all or any Shares. Each stockholder must make his or her own decision as to whether to tender Shares and, if so, how many Shares to tender.

     The Offer is one of the recapitalizations being undertaken in connection with the sale on February 16, 1996, by the Company of its regulated water operations and certain related assets. The Company believes that the Offer and the other recapitalizations will have a positive effect on the Company's financial and capital ratios and credit rating. In addition, the repurchase of Shares pursuant to the Offer will adjust the Company's capital structure to a level more appropriate to the size and nature of its operations after the sale of the water operations. Finally, the Offer will enable the Company to reduce its dividend requirements and annual administrative expenses in connection with servicing the accounts of holders of the Shares. The Offer will afford to stockholders who are considering the sale of all or a portion of their Shares the opportunity to sell Shares without the usual transaction costs associated with open-market sales. The Company believes the Offer is fair to holders of Shares.

     The Company's purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, and depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public. In addition, there is currently no established trading market for the shares of 4.10% Cumulative Preferred Stock, excluding limited and sporadic quotations.

     The Company also expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and making a public announcement thereof.

     The Company will pay to a Soliciting Dealer (as defined in the Offer to Purchase) a solicitation fee of $0.50 per Share for any Shares tendered and accepted for payment and paid for pursuant to the Offer, subject to certain conditions.

     Tenders of Shares of a Series of Preferred made pursuant to the Offer may be withdrawn at any time prior to the applicable Expiration Date with respect to such Series of Preferred. Thereafter, such tenders are irrevocable, except that they may be withdrawn after May 3, 1996, unless theretofore accepted for payment as provided in the Offer to Purchase. To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares of each Series of Preferred to be withdrawn. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution) must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at one of the Book-Entry Transfer Facilities to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in the Offer to Purchase at any time prior to the applicable Expiration Date.

     THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, WHICH SHOULD BE READ BEFORE STOCKHOLDERS DECIDE WHETHER TO ACCEPT OR REJECT THE OFFER.

     These materials are being mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     THE INFORMATION REQUIRED TO BE DISCLOSED BY RULE 13E-4(D)(1) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, IS CONTAINED IN THE OFFER TO PURCHASE AND IS INCORPORATED IN THIS NOTICE BY REFERENCE.

     EACH SERIES OF PREFERRED HAS ITS OWN LETTER OF TRANSMITTAL AND ONLY THE APPLICABLE LETTER OF TRANSMITTAL FOR A PARTICULAR SERIES OR A NOTICE OF GUARANTEED DELIVERY MAY BE USED TO TENDER SHARES OF SUCH SERIES.

     Any questions or requests for assistance may be directed to the Information Agent at the telephone number and address listed below. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to the Information Agent and such copies will be furnished promptly at the Company's expense. Stockholders may also contact their local broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                             The Information Agent:

                             D.F. KING & CO., INC.
                                77 Water Street
                            New York, New York 10005
                                 (800) 714-3313

                              The Dealer Manager:
                             LEGG MASON WOOD WALKER
                                  Incorporated
                        7 East Redwood Street, 6th Floor
                              Baltimore, MD 21202

March 11, 1996

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